Exhibit 10.12

Description of Policy Regarding
Personal Use of Corporate Aircraft

On March 4, 2005, the Chubb’s Board of Directors formalized its policy regarding personal use of corporate aircraft by Chubb’s officers. Under this policy, the Chief Executive Officer’s personal use is limited to no more than 35 hours per year, plus any additional personal use recommended by Chubb’s Security Department and approved by the Board of Directors, and each Vice Chairman’s personal use is limited to no more than 20 hours per year. Personal use of corporate aircraft by all other officers is prohibited.